EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113213 and 333-125045) and Form S-8 (Nos. 333-47072, 333-68318, 333-101064, 333-105102, 333-121319) of Curon Medical, Inc. of our report dated March 29, 2006 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

San Jose, California

March 29, 2006